HEI Exhibit 10.1

AMERICAN SAVINGS BANK

SELECT DEFERRED COMPENSATION PLAN

(Restatement Effective January 1, 2005)

ARTICLE 1. INTRODUCTION

1.1 Establishment and Purpose of the Plan. AMERICAN SAVINGS BANK, F.S.B. (the “Bank”), hereby restates the American Savings Bank Executive Security Plan as the American Savings Bank Select Deferred Compensation Plan (the “Plan”). Except as otherwise noted, this restatement is effective as of the Plan Year commencing January 1, 2005. The Plan was originally effective May 1, 2000.

1.2 Purpose of Plan. The purpose of the Plan is to provide Participants an opportunity to defer compensation that would otherwise be currently payable to them. The Plan is intended to be an unfunded plan for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE 2. DEFINITIONS

2.1 For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated:

(a)	“Account Balance” shall mean, as of any given date called for under the Plan, the balance of the Participant’s Deferral Contribution Account as such account has been adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions, in accordance with Article 4 of the Plan.

(b)	“Bank” shall mean American Savings Bank, F.S.B., and any successor.

(c)	“Base Annual Compensation” shall mean the base annual compensation payable to an employee by the Bank for services rendered during a Plan Year and required to be set forth in Box 1 of the employee’s W-2 for the Plan Year before reduction for any Elective Deductions and including commissions, provided, however, that Base Annual Compensation shall not include any Bonus paid during or with respect to a Plan Year, contributions to any employee benefit plan (other than Elective Deductions), stock options, amounts paid under the Hawaiian Electric Industries, Inc. Long-Term Incentive Plan, amounts paid to or on behalf of the employee for “fringe benefits” such as (but not limited to) group life and health insurance, automobile allowance, club memberships and dues, or expense reimbursements, regardless of whether such benefits may or may not be taxable to the employee, or “imputed income,” including, but not limited to, employee income arising from relief from indebtedness or employer payment of taxes or other obligations of the employee.

(d)	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated by the Participant in accordance with Article 11, to receive the Participant’s undistributed Account Balance, in the event of the Participant’s death.

(e)	“Beneficiary Designation Form” shall mean the document which shall be used by the Participant to designate the Participant’s Beneficiary for the Plan.

(f)	“Benefit Distribution Date” shall mean the date distribution of the Participant’s Account Balance is triggered and shall be the date on which the Participant’s employment terminates for any reason whatsoever, including, but not limited, to death, Retirement, Disability or any other reason. In the event the Benefit Distribution Date is triggered due to: (i) Termination of Employment, as such term is defined in Section 2.1(am), the Participant’s Account Balance shall be payable pursuant to Article 7; (ii) Retirement, as such term is defined in Section 2.1(ai), the Participant’s Account Balance shall be payable pursuant to Article 8; (iii) pre-retirement death, the Participant’s Account Balance shall be payable pursuant to Article 9; and (iv) Disability, as such term is defined in Section 2.1(p), the Participant’s Account Balance shall be payable pursuant to Article 10.

(g)	“Board of Directors” shall mean the board of directors of the Bank.

(h)	“Bonus” shall mean amounts payable to a Participant during a Plan Year under any bonus or incentive plan or arrangement sponsored by the Employer, before reduction for any Elective Deductions, but excluding commissions, stock-related awards and other non-monetary incentives, and such other incentive items as may be excluded from the definition of “Bonus” by the Committee in its sole discretion.

(i)	“Change in Control” shall mean the earliest to occur of the following events:

(1)	The consummation of any transaction or series of transactions as a result of which any “Person” (as the term, “person,” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an “Excluded Person” (as hereinafter defined), has or obtains ownership or control, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all securities of the Bank or any successor or surviving corporation of any merger, consolidation or reorganization involving the Bank (the “Voting Securities”). The term “Excluded Person” means any one or more of the following: (i) the Bank or any majority-owned subsidiary of the Bank, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Bank or (B) any majority-owned subsidiary of the Bank, (iii) any Person who as of the initial effective date of this Plan owned or controlled, directly or indirectly, ten percent (10%) or more of the then outstanding Voting Securities, or any individual, entity or group that was part of such a Person;

(2)	A merger, consolidation or reorganization involving the Bank as a result of which the holders of Voting Securities immediately before such merger, consolidation or reorganization do not immediately following such merger, consolidation or reorganization own or control, directly or indirectly, at least fifty percent (50%) of the Voting Securities in substantially the same proportion as their ownership or control of the Voting Securities immediately before such merger, consolidation or reorganization; or

(3)	The sale or other disposition of all or substantially all of the assets of the Bank to any Person (other than to a majority-owned subsidiary of the Bank).

(j)	“Claimant” shall mean the person or persons described in Section 15.1 who apply for benefits or amounts that may be payable under the Plan.

(k)	“Code” shall mean the Internal Revenue Code of 1986, as amended. References to the Code shall include references to any successor section or provision of the Code.

(l)	“Committee” shall mean the committee described in Article 13, which shall administer the Plan.

(m)	“Contributions” shall collectively refer to any and all Deferral Contributions as such term has been defined herein.

(n)

“Deferral Contribution” shall mean the aggregate amount of Base Annual Compensation and Bonus deferred by a Participant with respect to a Plan Year in accordance with the terms of the Plan and the Participant’s Election Form and “credited” to the Participant’s Deferral Contribution Account. Deferral Contributions shall be deemed to be made to the Plan by the Participant on the date the Participant would have received such compensation had it not been deferred pursuant to the Plan and shall be allocated to Hypothetical Investments pursuant to the Participant’s then effective Investment Allocation or Investment Re-Allocation Form as soon as administratively feasible.

(o)	“Deferral Contribution Account” shall mean an account to record a Participant’s aggregate Deferral Contributions, as well as any appreciation (or depreciation) specifically attributable to such Deferral Contributions due to Investment Adjustments, reduced to reflect all prior distributions and withdrawals. The Deferral Contribution Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Deferral Contribution Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered “plan assets” for ERISA purposes. The Deferral Contribution Account merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer promises to pay to a Participant and shall thus constitute merely an unsecured promise to pay such amounts in the future.

(p)	“Disability” shall mean a period of disability during which a Participant qualifies for total permanent disability benefits under the Bank’s long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for total permanent disability benefits had the Participant been a participant in such a plan, as determined by the Committee in its sole discretion. If the Bank does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion, provided that a medical opinion that the Participant is totally and permanently disabled shall be deemed rebuttably correct.

(q)	“Disability Benefit” shall mean the benefit set forth in Article 10.

(r)	“Early Retirement” shall mean retirement upon the attainment of age 55 and before normal retirement age.

(s)	“Election Form” shall mean the document required by the Committee to be submitted by a Participant, on a timely basis, which specifies (i) the amount of Base Annual Compensation and/or Bonus the Participant has elected to defer with respect to a Plan Year, (ii) the portion (if any) of such Deferral Contributions which shall be distributable upon an Interim Distribution Date rather than the Benefit Distribution Date, and (iii) the manner in which the Participant elects to have such Deferral Contributions distributed in the event such distribution is triggered by the Participant’s Retirement from the Bank. The Participant may elect to receive the Retirement Benefit in a lump sum or in substantially equal annual payments over a period not to exceed fifteen (15) years. An Election Form shall only be effective with respect to (i) Base Annual Salary earned after the effective date of the Election Form and (ii) Bonus not yet ascertainable and declared by the Employer as of the effective date of the Election Form. In the event a Participant fails to submit an Election Form with respect to a Plan Year or fails to submit such form on a timely basis, the Participant shall not have Deferral Contributions during the Plan Year. A Participant may not make or change an Election Form after the commencement of the Plan Year to which it applies (or, in the case of the Plan’s first year or a Participant’s first becoming eligible, the portion of the Plan Year to which it applies), except as may be permitted pursuant to Articles 5 and 6.

(t)	“Elective Deductions” shall mean those deductions from a Participant’s Base Annual Salary or Bonus for amounts voluntarily deferred by the Participant pursuant to any qualified or non-qualified deferred compensation or welfare or fringe benefit plan, including, without limitation, amounts deferred pursuant to Code Section 125, 132(f), 402(e)(3) and 402(h), provided, however, that all such amounts would have been payable to the Participant in cash had there been no such deferral and provided, further, that such amounts shall not include ASB Dollars, HEI FlexCredits or similar items of value.

(u)	“Employer” shall mean the Bank and any subsidiary that has been selected by the Board of Directors to participate in the Plan and has adopted the Plan.

(v)	“Enrollment Forms” shall mean the Participation Agreement, the Election Form, the Investment Allocation and Re-Allocation Forms, the Retirement Benefit Distribution Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion, prior to and as a condition of participating in the Plan.

(w)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. References herein to any section of ERISA shall include references to any successor section or provision of ERISA.

(x)	“Highly Compensated Employee” with respect to a Plan Year (the “Eligibility Year”) shall mean an employee whose W-2 compensation for the preceding Plan Year is equal to at least 120% of the taxable wage base for that year and whose compensation is not expected to decline below 120% of the taxable wage base in the Eligibility Year. If the “preceding Plan Year” for purposes of the preceding sentence has not yet been completed, then W-2 compensation for the preceding Plan Year shall be projected, if necessary, on the basis of any reasonable method. For example, in the case of elections required to be made by continuing Participants prior to the first day of the Plan Year pursuant to Section 3.3(3), “Highly Compensated Employees” shall mean employees who, as of the date of elections made pursuant to Section 3.3(3), either have earned or are reasonably projected to earn W-2 compensation that is equal to at least 120% of the taxable wage base for the year in which the elections are made and whose compensation is not expected to decline below 120% of the taxable wage base in the Eligibility Year. In the case of an employee who was or will have been employed for less than twelve months in the Plan Year preceding the Eligibility Year, the employee’s W-2 compensation shall be annualized by multiplying the employee’s actual or projected compensation for such year times a fraction, the denominator of which is the employee’s months of employment in the preceding Plan Year (including fractional months) and the numerator of which is twelve. In the case of an employee who was not employed by the Employer in the preceding Plan Year, the employee’s projected W-2 compensation from the Employer for the Eligibility Year and the taxable wage base for such year shall be employed for purposes of the rule stated in the first sentence of this section. An employee who is not otherwise a Highly Compensated Employee under this Section may nevertheless qualify as a Highly Compensated Employee with respect to a Plan Year if such employee’s average W-2 compensation over any period of prior Plan Years, not to exceed five, that includes the preceding Plan Year was at least 120% of the average taxable wage bases for such period. For purposes of this section, the following definitions shall apply:

(1)	“W-2 compensation” shall mean the total compensation required to be set forth in Box 1 on the employee’s Form W-2 for a particular Plan Year, including, but not limited to, salary, commissions, and bonus, plus all elective contributions to arrangements qualifying under Section 125, 132(f), or 401(k) of the Code and all elective contributions to nonqualified deferred compensation arrangements within the meaning of Section 201(a) of ERISA, including contributions to this Plan.

(2)	“Taxable wage base” shall mean the Old Age Survivors and Disability Insurance contribution and benefit base with respect to a year, as determined under section 230 of the Social Security Act.

Notwithstanding anything to the contrary in this Section, eligibility to participate in the Plan is not established merely by meeting the definition of “Highly Compensated Employee” but is subject to all provisions of Section 3.1, including Section 3.1(ii), which requires specific approval for participation by the Bank, in its sole discretion. The Committee may prescribe rules different from those stated in this Section 2.1(x) for the determination of “Highly Compensated Employee,” provided, however, that, in the reasonable opinion of the Committee, such rules satisfy the requirements of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

(y)	“Hypothetical Investment” shall mean an investment fund or benchmark made available to Participants by the Committee for the purpose of valuing Deferral Contribution Accounts.

(z)	“Interim Distribution Date” shall mean the first day of a calendar year, selected by the Participant upon which the designated portion of Deferral Contributions attributable to a Plan Year (as well as any appreciation or depreciation of such amounts due to Investment Adjustments) shall be distributed in a lump sum payment. Notwithstanding the preceding sentence, in no event shall a Participant be permitted to select a date which is less than four (4) Plan Years from the effective date of the Election Form to which the Interim Distribution Date relates.

(aa)	“Investment Adjustment(s)” shall mean any appreciation credited to (as income or gains) or depreciation deducted from (as losses) a Participant’s Deferral Contribution Account in accordance with such Participant’s selection of Hypothetical Investments pursuant to the Participant’s currently effective Investment Allocation Form or Investment Re-Allocation Form.

(ab)	“Investment Allocation Form” shall mean a form prescribed by the Committee pursuant to which a Participant shall allocate new Deferral Contributions to Hypothetical Investments. Timely and proper completion and filing of an Investment Allocation Form is a condition for participating in the Plan. An Investment Allocation Form shall apply with respect to all new Deferral Contributions made to the Plan after the effective date of the Investment Allocation Form but prior to the timely filing of a subsequent Investment Allocation Form or Investment Re-Allocation Form. A new Investment Allocation Form may be filed by the Participant electronically, telephonically, in a writing on paper or by such other means as may be prescribed by the Committee, on a monthly or such other basis as the Committee may determine. Provided that such filing is timely and otherwise proper, it shall be given effect as soon as administratively feasible. An Investment Allocation Form shall be deemed timely if submitted to the Committee in accordance with the procedures and deadlines established by the Committee.

(ac)	“Investment Re-Allocation Form” shall mean a form prescribed by the Committee pursuant to which a Participant may change the allocation to Hypothetical Investments both of the existing aggregate Deferral Contributions (including hypothetical appreciation or depreciation thereon) and of all new Deferral Contributions. An Investment Re-Allocation Form may be submitted by the Participant electronically, telephonically, or in a writing on paper or by such other means as may be prescribed by the Committee, on a monthly or such other basis as the Committee may determine. Provided that such filing is timely and otherwise proper, it shall be given effect as soon as administratively feasible. An Investment Re-Allocation Form shall be deemed timely if submitted to the Committee in accordance with the procedures and deadlines established by the Committee.

(ad)	“Management Employee” with respect to a Plan Year shall mean an employee, who, in the reasonable opinion of the Committee, possesses duties and responsibilities at management level and above. An employee at the level of Vice President and above shall be presumed to be a Management Employee for purposes of this definition so long as the employee possesses duties and responsibilities consistent with his or her title. Notwithstanding anything to the contrary in this Section, eligibility to participate in the Plan is not established merely by meeting the definition of “Management Employee” but is subject to all provisions of Section 3.1, including Section 3.1(ii), which requires specific approval for participation by the Bank, in its sole discretion. The Committee may prescribe rules different from those stated in this Section 2.1(ad) for the determination of “Management Employee,” provided, however, that, in the reasonable opinion of the Committee, such rules satisfy the requirements of Sections 201(2), 301(a)(3), and 401(a)(1)of ERISA.

(ae)	“Participant” shall mean any employee (i) who is selected to participate in the Plan in accordance with Section 3.1, (ii) who elects to participate in the Plan, (iii) who signs and files the applicable Enrollment Forms (and other forms required by the Committee) on a timely basis, and (iv) whose signed Enrollment Forms (and other required forms) are accepted by the Committee. “Participant” shall also include a former employee entitled to receive benefits under the Plan.

(af)	“Participation Agreement” shall mean the separate written agreement entered into by and between the Bank and the Participant, which shall indicate the Participant’s intent to defer compensation subject to the terms of the Plan and the Participation Agreement.

(ag)	“Plan” shall mean the American Savings Bank Select Deferred Compensation Plan, as described herein, subject to amendment from time to time.

(ah)	“Plan Year” shall mean the period beginning on January 1st of each year and ending December 31st.

(ai)	“Retirement,” “Retires” or “Retired” shall mean, with respect to an Employee, Early Retirement or severance from employment on or after the attainment of age sixty-five (65) for any reason other than an authorized leave of absence, Disability, or death.

(aj)	“Retirement Benefit” shall mean the benefit set forth in Article 8.

(ak)	“Select Group” for purposes of the phrase, “Select Group of Management or Highly Compensated Employees,” means a group of employees each of whom is a Management Employee or Highly Compensated Employee, who have been designated as eligible to participate in this Plan by the Committee pursuant to Section 3.1 hereof, and whose total number does not exceed twelve per cent (12%) of the Bank’s total workforce, considering all of such eligible employees and not only those who elect to participate in this Plan. Upon good cause and to the extent permissible under applicable law, including ERISA, the Committee may grant exceptions to the foregoing limitation on the total number of employees who may be designated as members of the Select Group, provided that the total number of employees so designated shall in no event exceed fifteen percent (15%) of the Bank’s total workforce or such other upper limit on participation as may be required by ERISA, U.S. Department of Labor or Treasury regulations, or judicial determination. The Committee, in its sole discretion, shall adopt whatever rules it may deem necessary, appropriate, or desirable to maintain the Select Group within the applicable size limitation, including, but not limited to, giving preference for eligibility to continuing Participants, Management Employees, or Highly Compensated Employees, or ranking employees within subgroups or within the Select Group by compensation, title, longevity, or any other variable deemed relevant by the Committee. For purposes of this section, “Bank’s total workforce” shall be broadly construed, including all common law, casual, contract, and leased employees. The Committee may prescribe rules different from those stated in this Section 2.1(ak) for the determination of “Select Group,” including in the event that this Plan is adopted by subsidiaries of the Bank, provided, however, that, in the reasonable opinion of the Committee, such rules satisfy the requirements of Sections 201(2), 301(a)(3), and 401(a)(1)of ERISA. Notwithstanding anything to the contrary in this Section, eligibility to participate in the Plan is not established merely by being includable in a “Select Group of Management or Highly Compensated Employees” but is subject to all provisions of Section 3.1, including Section 3.1(ii), which requires specific approval for participation by the Bank, in its sole discretion.

(al)	“Termination Benefit” shall mean the benefit set forth in Article 7.

(am)	“Termination of Employment” shall mean the voluntary or involuntary severing of employment for any reason other than Retirement, Disability, or death.

(an)	“Trust” shall mean a grantor trust which meets the requirements of Revenue Procedure 92-64, 1992-2 C.B. 422, or successor authority and is commonly referred to as a “rabbi trust.”

(ao)	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a spouse or dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but an Unforeseeable Emergency shall not be deemed to exist to the extent that such hardship is or may be relieved

(1)	through reimbursement or compensation by insurance or otherwise,

(2)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(3)	by cessation of Deferral Contributions under the Plan.

Examples of matters that are not Unforeseeable Emergencies include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts from a Participant’s Deferral Contribution Account because of an Unforeseeable Emergency may be permitted only to the extent reasonably needed to satisfy the emergency need. The circumstances that will constitute an Unforeseeable Emergency shall be determined by the Committee in its sole discretion in a manner consistent with Section 1.457-2(h)(4) and (5) of the Treasury Regulations.

ARTICLE 3. ELIGIBILITY, SELECTION, AND ENROLLMENT

3.1 Eligibility upon Selection by Committee. Employees who (i) are determined by the Bank to be includable in a Select Group of Management or Highly Compensated Employees of the Bank and (ii) are specifically approved for participation by the Bank, in its sole discretion, shall be eligible to participate in the Plan. Continued eligibility to participate in the Plan shall be conditioned upon a Participant’s continuing to meet the requirements of the Plan, including, but not limited to, continuing to be includable in a Select Group of Management or Highly Compensated Employees of the Bank.

3.2 Enrollment Requirements. Each Participant deemed eligible to participate in the Plan pursuant to Section 3.1, shall, as a condition to participating in the Plan, complete and return to the Committee all of the required Enrollment Forms, on a timely basis. In addition, the Committee shall, in its sole discretion, establish such other enrollment requirements necessary for continued participation in the Plan.

3.3 Commencement of Participation. A Participant who has completed and filed Enrollment Forms within the time periods shown below, including, without limitation, an Election Form and Participation Agreement, shall participate in the Plan as of the following dates:

(1)	With respect to the first year of the Plan: An eligible individual must complete and file Enrollment Forms within 30 days of the date on which the Plan is first effective and shall participate as of the first day of the month following the date on which the Participant files Enrollment Forms. Examples: (A) The Plan becomes effective May 1, 2000, and an eligible individual files Enrollment Forms prior to May 1, 2000. The individual participates as of May 1, 2000. (B) Same facts except that the individual files Enrollment Forms on or after May 1, 2000, but within 30 days of May 1, 2000. The individual participates as of June 1, 2000. (C) Same facts except that the individual fails to file Enrollment Forms within 30 days of May 1, 2000. The individual may not participate until the 2001 Plan Year.

(2)	For New Participants: In the first year in which a Participant becomes eligible to participate in the Plan, the Participant must complete and file Enrollment Forms within 30 days of the date on which the Participant is first eligible and shall participate as of the first day of the month following the date on which the Participant files Enrollment Forms. Examples: (A) An individual becomes eligible to participate as of July 1, 2000, and files Enrollment Forms prior to July 1, 2000. The individual participates as of July 1, 2000. (B) Same facts except the individual files Enrollment Forms on or after July 1, 2000, but within 30 days of July 1, 2000. The individual participates as of August 1, 2000. (C) Same facts except the individual fails to file Enrollment Forms within 30 days of July 1, 2000. The individual may not participate until the 2001 Plan Year.

(3)	For Continuing Participants: Continuing Participants must complete and file Enrollment Forms with respect to the next Plan Year within the time established by the Committee in its sole discretion, but in any event prior to the first day of the next Plan Year. Such Participants shall continue their participation in the Plan as of the first day of the next Plan Year. Examples: (A) A Participant files Enrollment Forms within the time period established by the Committee (which, in all events, shall be before the first day of the next Plan Year). The Participant participates as of the first day of the next Plan Year. (B) The Committee requires Enrollment Forms to be filed by December 31st of a Plan Year. A Participant files Enrollment Forms on January 1st of the next Plan Year. The Participant may not participate in the Plan in the next Plan Year.

ARTICLE 4. DEFERRAL CONTRIBUTIONS, INVESTMENT ADJUSTMENTS, AND TAXES

4.1 Deferral Contributions.

(a)	Election to Defer. A Participant may elect to defer amounts otherwise payable to the Participant with respect to a Plan Year as Base Annual Compensation or Bonus by completing and filing a Participation Agreement, annual Election Form, and any other Enrollment Forms that may be required by the Committee within the time periods shown in Section 3.3, above. Amounts deferred by a Participant with respect to a Plan Year shall be referred to collectively as a Deferral Contribution and shall be credited to a Deferral Contribution Account established in the name of the Participant. In no case shall an Election Form be given any retroactive effect whatsoever or shall a Participant be permitted to defer income with respect to services already performed and for which compensation is due and ascertainable.

(b)	Components of Deferral Contributions.

(1)	Base Annual Compensation. A Participant may designate a fixed dollar amount or a percentage to be deducted from his or her Base Annual Compensation. Such amount shall be deemed deducted after all Elective Deductions and shall be withheld, in substantially equal installments, from each regularly scheduled payment of Base Annual Compensation.

(2)	Bonus. A Participant may designate a fixed dollar amount or a percentage to be deducted from the Participant’s Bonus. If a fixed dollar amount is designated by the Participant to be deducted from any Bonus payment and such fixed dollar amount exceeds the Bonus actually payable to the Participant (after taking into account Elective Deductions), the entire amount of the Bonus shall be withheld.

(c)	Minimum Deferral.

(1)	Minimum. During any Plan Year, the Committee may permit a Participant to defer, pursuant to an Election Form, one or more of the following forms of compensation in the following minimum amounts:

Deferral	Minimum Amount
Base Annual Compensation	1%
Bonus	1%

If an Election Form is submitted which would yield less than the stated minimum amounts, the amount deferred shall be zero.

(2)	Short Plan Year. If an individual first becomes a Participant after the first day of any Plan Year, the minimum deferral with respect to each of the items listed above shall be an amount equal to the product of the percentage set forth above and the amount payable with respect to an item over the remaining complete months of the Plan Year.

(d)	Maximum Deferral. For any given Plan Year the Committee may permit a Participant to defer, pursuant to an Election Form, one or more of the following forms of compensation up to the following maximum percentages:

Deferral	Maximum Amount
Base Annual Compensation	100%
Bonus	100%

4.2 Selection of Hypothetical Investments. At the beginning of each Plan Year, the Committee shall provide each Participant with a list of Hypothetical Investments available. From time to time, in the sole discretion of the Committee, the Hypothetical Investments available within the Plan may be revised. A Participant’s Deferral Contributions with respect to a Plan Year shall be deemed invested in accordance with the Hypothetical Investments selected by the Participant pursuant to the Participant’s currently effective Investment Allocation or Re-Allocation Form. All Hypothetical Investment selections must be denominated in whole percentages unless otherwise permitted by the Committee. A Participant may make changes in selected Hypothetical Investments from time-to-time on a monthly or such other basis permitted by the Committee by means of completing and filing a new Investment Allocation Form or a new Investment Re-Allocation Form, in accordance with the policies and procedures of the Committee.

4.3 Adjustment of Participant Accounts. Although a Participant Deferral Contribution Account does not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s account shall be adjusted in accordance with the Hypothetical Investment(s) chosen by the Participant on his or her (i) Investment Allocation Form or (ii) Investment Re-Allocation Form, subject to the conditions and procedures set forth herein or established by the Committee from time to time. Any earnings generated under a Hypothetical Investment (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Hypothetical Investment or reinvested in one or more other Hypothetical Investments designated by the Committee. A Participant’s Hypothetical Investments shall bear the reasonable and customary investment expenses and charges that are born by investments of a like character. All notional acquisitions and dispositions of Hypothetical Investments which occur within a Participant Deferral Contribution Account, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Deferral Contribution Account shall be adjusted accordingly. Accordingly, if a distribution or re-allocation must occur pursuant to the terms of the Plan and all or some portion of the Account Balance must be valued in connection with such distribution or re-allocation (to reflect Investment Adjustments), the Committee may in its sole discretion, unless otherwise provided for in the Plan, select a date or dates which shall be used for valuation purposes. Notwithstanding anything in this Plan to the contrary, any Investment Adjustments made to any Participants’ Deferral Contribution Accounts following a Change in Control shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or as otherwise in effect, as of the date of the Change in Control.

4.4	Withholding of Taxes.

(a)	Annual Withholding from Compensation. For any Plan Year in which Deferral Contributions are made to the Plan, the Employer shall withhold the Participant’s share of FICA and other employment taxes from the portion of the Participant’s Base Annual Compensation and/or Bonus not deferred. If deemed appropriate by the Committee, the Participant’s Election Form may be reduced in certain instances where necessary to facilitate compliance with applicable withholding requirements.

(b)	Withholding from Benefit Distributions. The Bank (or the trustee of the Trust, as applicable) shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer (or the trustee of the Trust, as applicable) in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer (or the trustee of the Trust, as applicable).

4.5 Vesting. The Participant shall at all times be one hundred percent (100%) vested in all Deferral Contributions as well as in any appreciation (or depreciation) specifically attributable to such contributions due to Investment Adjustments.

ARTICLE 5. SUSPENSION OF DEFERRALS

5.1 Unforeseeable Emergencies. If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant pursuant to his or her current Election Form. The Committee shall determine, in its sole discretion, whether to approve the Participant’s petition. If the petition for a suspension is approved, suspension shall commence upon the date of approval and shall continue until the earlier of (i) the end of the Plan Year or (ii) the date the Unforeseeable Emergency ceases to exist, as determined by the Committee in its sole discretion.

5.2 Disability. From and after the date that a Participant is deemed to have suffered a Disability, any current Election Form of the Participant shall automatically be suspended and no further deferrals shall be required to be made by the Participant pursuant to his or her current Election Form.

5.3 Leave of Absence. If a Participant is authorized by the Bank for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant’s deferrals shall be suspended until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Election Form, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld. If a Participant is authorized by the Bank for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the appropriate amounts shall continue to be withheld from the Participant’s compensation pursuant to the Participant’s then current Election Form.

ARTICLE 6. INTERIM AND HARDSHIP DISTRIBUTIONS

6.1 Interim Distributions. A Participant may make an advance election, at the time an Election Form is filed for a Plan Year, to have certain amounts paid from the Deferral Contribution Account at an Interim Distribution Date designated by the Participant, instead of paid at the Participant’s Benefit Distribution Date. Such amount(s) shall be measured on the applicable Interim Distribution Date and shall be payable within thirty (30) days of such Interim Distribution Date. The Participant’s selection of an Interim Distribution Date must comply with Section 2.1(y). Notwithstanding a Participant’s advance election to designate an Interim Distribution Date, the amounts which would otherwise be subject to such Interim Distribution Dateshall be distributable upon the Participant’s Benefit Distribution Date (pursuant to Article 7, 8, 9 or 10, as applicable), if such date occurs prior to the Interim Distribution Date.

6.2 Withdrawal in the Event of an Unforeseeable Emergency. A Participant who believes he has experienced an Unforeseeable Emergency may request in writing a withdrawal of that portion of the Participant’s Deferral Contribution Account necessary to satisfy the emergency. The Committee shall determine, in its sole discretion, (i) whether an Unforeseeable Emergency has occurred and (ii) the amount reasonably required to satisfy the Unforeseeable Emergency, provided, however, that the withdrawal shall not exceed the Participant’s Account Balance. In making any determinations under this Section 6.2, the Committee shall be guided by the prevailing authorities under the Code, including, but not limited to, Section 1.457-2(h)(4) and (5) of the Treasury Regulations. If, subject to the sole discretion of the Committee, the petition for a withdrawal is approved, the distribution shall be made as soon as administratively feasible after approval by the Committee.

ARTICLE 7. TERMINATION BENEFIT

7.1 Termination Benefit. In the event the Participant’s Benefit Distribution Date is triggered due to his or her Termination of Employment (as such term is defined in Section 2.1(aj)), the Participant shall receive a Termination Benefit and no other benefits shall be payable under the Plan.

7.2 Payment of Termination Benefit. The Termination Benefit shall be a lump sum payment equal to the Participant’s Account Balance and shall be made no later than thirty (30) days after the occurrence of the Participant’s Benefit Distribution Date.

7.3 Death Prior to Payment of Termination Benefit. If a Participant dies after his or her Termination of Employment but before the Termination Benefit is paid, the Participant’s unpaid Termination Benefit shall be paid to the Participant’s Beneficiary in a lump sum.

ARTICLE 8. RETIREMENT BENEFIT

8.1 Retirement Benefit. In the event the Participant’s Benefit Distribution Date is triggered due to his or her Retirement or Early Retirement (as such terms are defined in Sections 2.1(r) and 2.1(ag)), the Participant shall receive the Retirement Benefit and no other benefit shall be payable under the Plan.

8.2 Payment of Retirement Benefit. The Retirement Benefit shall be payable in the form previously selected by the Participant, pursuant to his or her Retirement Benefit Distribution Form, and shall commence (or be fully paid, in the event a lump sum form of distribution was selected) no later than thirty (30) days after the occurrence of the Participant’s Benefit Distribution Date. The initial installment shall be based on the value of the Participant’s Account Balance, measured on his or her Benefit Distribution Date and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

8.3 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit has commenced or been paid in full, the Participant’s unpaid Retirement Benefit payments shall be paid to the Participant’s beneficiary as elected by the Participant on the Benefit Distribution Election form.

ARTICLE 9. PRE-RETIREMENT DEATH BENEFIT

9.1 Pre-Retirement Death Benefit. In the event the Participant’s Benefit Distribution Date is triggered due to his or her death during employment, the Participant’s Beneficiary shall receive the pre-retirement death benefit described below and no other benefit shall be payable under the Plan.

9.2 Payment of Pre-Retirement Death Benefit. The pre-retirement death benefit shall be a payment equal to the Participant’s Account Balance payable as elected by the Participant on the Benefit Distribution Election form.

ARTICLE 10. DISABILITY BENEFIT

10.1 Disability Benefit. A Participant suffering a Disability shall receive a Disability Benefit equal to his or her Account Balance. Subject to Article 6, the Disability Benefit shall be paid in a lump sum within thirty (30) days of the Committee’s exercise of such right, provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid a Retirement Benefit in accordance with Article 8.

ARTICLE 11. BENEFICIARY DESIGNATION

11.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive, in the event of the Participant’s death, those benefits payable under the Plan. The Beneficiary or Beneficiaries designated under this Plan may be the same as or different from the Beneficiary designation made under any other plan of the Employer.

11.2 Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change his or her Beneficiary by completing, signing and submitting to the Committee a revised Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. The submission of a new Beneficiary Designation Form shall constitute a revocation of all previously submitted Beneficiary Designation Forms. Facts as shown by the records of the Committee on the date of death shall be conclusive.

11.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

11.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries on the currently effective Beneficiary Designation Form predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant’s estate.

11.5 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Bank and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant’s Participation Agreement shall terminate upon such full payment of benefits.

ARTICLE 12. TERMINATION, AMENDMENT OR MODIFICATION

12.1 Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that it will continue the Plan or will not terminate the Plan at some time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, in its sole discretion, at any time, with or without notice, by action of its Board of Directors; similarly, each Employer other than the Bank adopting this Plan reserves the right to discontinue it, with or without notice, in its sole discretion, as to its own Employees. Upon the termination of the Plan (or the participation in the Plan by an Employer other than the Bank), all amounts credited to the Deferral Contribution Account of each affected Participant shall be 100% vested and taxable and shall be paid to the Participant or, in the case of a Participant’s death, to the Participant’s Beneficiary, in a lump sum notwithstanding any elections made by the Participant, and the Participation Agreements relating to the Participant’s Deferral Contribution Account shall terminate upon full payment of such Account Balance.

12.2 Amendment. The Bank may, at any time, with or without notice, amend or modify the Plan in whole or in part, in whatever respects it may deem necessary, appropriate or desirable, including, without limitation, by suspending acceptance of further deferrals under the Plan; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, calculated as if the Participant had Retired as of the effective date of the amendment or modification, and (ii) except as specifically provided in Section 12.1, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had, but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment. The Bank hereby delegates the authority to amend this Plan to the Committee.

12.3 Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations under this Plan to a Participant and the Participant’s designated Beneficiaries, and the Participation Agreement of such a Participant shall terminate.

ARTICLE 13. ADMINISTRATION

13.1 Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board of Directors, or such committee as the Board of Directors shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Bank. This Section 13.1 shall not be interpreted to limit the authority of the Board of Directors to allocate specific responsibilities regarding the administration of the Plan to particular individuals, persons, committees, or other bodies.

13.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.4 Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee, and any Employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such Employee.

13.5 Employer Information. To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 14. OTHER BENEFITS AND AGREEMENTS

14.1 The benefits provided for a Participant and the Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Bank. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs except as may otherwise be expressly provided.

ARTICLE 15. CLAIMS PROCEDURES

15.1 Presentation of Claim. Any Participant and any Beneficiary, Personal Representative or Executor of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2 Decision on Claim. Within ninety (90) days after receipt of a claim, the Committee shall send to the Claimant written notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may an extension exceed ninety (90) days from the end of the initial period. If such extension is necessary, the Claimant shall be given written notice to this effect prior to the expiration of the initial ninety (90) day period which shall specify the special circumstances requiring extension. If notice of the denial of a claim is not furnished in accordance with this Section, then the claim shall be deemed denied, and the Claimant shall be permitted to exercise the Claimant’s right to seek review pursuant to Sections 15.4 and 15.5.

15.3 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 15.4 below.

15.4 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative)

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

15.5 Decision on Review. The Committee shall render its decision on review not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. If such extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial sixty (60) day period. If notice of the decision on the review is not furnished in accordance with this Section, then the claim shall be deemed denied. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	the specific reasons for the decision;

(b)	specific reference(s) to pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

15.6 Preservation of Other Remedies. After exhaustion of the claims procedures provided under this Plan, nothing shall prevent any person from pursuing any other legal or equitable remedy otherwise available, provided that no action shall be commenced or maintained more than ninety (90) days after the final decision of the Plan Administrator on review.

ARTICLE 16. TRUST

16.1 Establishment of the Trust. The Bank may establish one or more Trusts to which it may transfer such assets as it determines in its sole discretion to assist in meeting its obligations under the Plan.

16.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participation Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Bank, Participants and the creditors of the Bank to the assets transferred to the Trust.

16.3 Distributions from the Trust. The Bank’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Bank’s obligations under this Agreement.

ARTICLE 17. MISCELLANEOUS

17.1 Status of the Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant accounts and all credits and other adjustments to such Participant accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

17.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Bank. For purposes of the payment of benefits under this Plan, any and all of the Bank’s assets, shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay benefits in the future.

17.3 Employer’s Liability. The Bank’s liability for the payment of benefits shall be defined only by the Plan and the Participation Agreement, as entered into between the Bank and a Participant. The Bank shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Participation Agreement.

17.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5 Not a Contract of Employment. Under the terms and conditions of this Plan and the Participation Agreement, this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant. Nothing in this Plan or any Participation Agreement shall be deemed to give a Participant the right to be retained in the service of the Bank as an Employee or to interfere with the right of the Bank to discipline or discharge the Participant at any time.

17.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations as the Committee may deem necessary.

17.7 Terms. Except when otherwise indicated by the context, any masculine or feminine terminology used herein shall also include the neuter and other gender, and the use of any term in the singular or plural shall also include the opposite number

17.8 Captions. The captions of the articles, sections or paragraphs of this Plan are for convenience only and shall not control or affect the meaning of construction of any of its provisions.

17.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Hawaii without regard to its conflicts of laws principles.

17.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

American Savings Bank

915 Fort Street Mall

Honolulu, HI 96813

Attn: General Counsel

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and the Participant and the Participant’s designated Beneficiaries.

17.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.13 Incompetent. If the Committee determines in its sole discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.14 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to distribution, a Participant may petition the Committee or the trustee of the Trust, as applicable, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Participant as soon as administratively feasible, funds in an amount equal to the taxable portion of his benefit (which amount shall not exceed a Participant’s unpaid Vested Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

17.15 Insurance. The Bank, on its own behalf or on behalf of the trustee of the Trust, and in its sole discretion, may apply for and procure insurance on the life of the

Participant, in such amounts and in such forms as the Trust may choose. The Bank or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Bank shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company to whom the Bank has applied for insurance.

* * *

IN WITNESS WHEREOF, the Bank has signed this restated Plan document on September 22, 2004.

AMERICAN SAVINGS BANK, F.S.B.

By	/s/ Constance H. Lau
Its	President & CEO

By	/s/ Sherri A. Aoyama
Its	Executive Vice President